Exhibit 99.1

PRESIDENT’S COMMENTS AT GOLDFIELD’S ANNUAL MEETING
MELBOURNE, Florida, May 25, 2017 - The Goldfield Corporation (NYSE MKT: GV) released the comments made earlier today by Mr. John H. Sottile, President and Chief Executive Officer, at The Goldfield Corporation’s annual meeting of stockholders. Goldfield is headquartered in Melbourne, Florida, and through its subsidiaries, Power Corporation of America, Southeast Power Corporation and C and C Power Line, Inc., is a leading provider of electrical construction services for the utility industry and industrial customers, with operations primarily in the Southeast and mid-Atlantic regions of the United States and Texas.
THE GOLDFIELD CORPORATION
ANNUAL SHAREHOLDERS’ MEETING MAY 25, 2017
COMMENTS BY JOHN H. SOTTILE, PRESIDENT
In 2016, Goldfield achieved the highest revenue and earnings in its 110-year history as a public company and realized the fifth consecutive year of record revenues. This performance demonstrates our commitment to grow the business, strengthen operations and deliver results for our stockholders, all while successfully and safely executing projects and meeting customer needs.
We experienced solid growth in 2016 compared to 2015. Revenue grew 8% year over year to a record $130 million in 2016 from $121 million in 2015 resulting from continued growth in fixed-price contracts and other electrical construction work. Additionally, net income increased to a record $13 million in 2016 from $4.5 million last year fueled by revenue growth and sharply improved operating margins. Finally, earnings per share improved 183% to a record $0.51 from $0.18.
Over the past five years, our revenue has grown nearly 300%, earnings have improved from $0.03 per share to $0.51 per share, and shareholders’ equity achieved a compounded annual growth rate of 26%. Overall, these results demonstrate solid growth and a strong position in our marketplace.
In 2016 Goldfield had another year of strong safety performance, taking a proactive approach with a “Zero Incident” accident prevention policy. We are very proud to be a member of the Electrical Transmission &

Distribution Partnership, a formal collaboration of industry stakeholders including premier electrical contractors, OSHA, EEI, IBEW and NECA, working together to improve safety for workers.
Looking forward, we are optimistic that the growth of energy infrastructure spending will remain robust. National initiatives to prioritize and jump-start infrastructure projects around the country are driven by the need to ensure grid reliability, the integration of renewable energy, and the upgrade of aging infrastructure throughout the United States. Regional efforts by utilities to replace oil and coal plants with natural gas plants and advanced, fuel-efficient energy centers will continue to present us with a solid source of project opportunities. We believe our comprehensive service offering coupled with our large, modern fleet of equipment provides us with a competitive edge to execute projects of all sizes and complexity, particularly in transmission construction.
The strategies which helped us achieve our 2016 milestones should continue to serve us well. We believe that our rigorous focus on operating efficiencies, maintaining a well-qualified work force and the strength of our long-standing customer relationships provide a solid foundation to continue our strong performance. We look forward to 2017 with confidence.
We have taken significant steps to strengthen our investor relations program, including recasting our website and investor presentations. We also will be participating in major investor conferences for our industry. For the first time, we will commence quarterly earnings conference calls beginning with our second-quarter earnings in mid-August. We will issue a press release announcing the date, time and conference call details approximately two weeks prior to the actual call.
We appreciate the support of Goldfield shareholders over the years and are grateful to our employees who are dedicated to moving Goldfield forward.
About Goldfield
Goldfield is a leading provider of electrical construction services engaged in the construction of electrical infrastructure for the utility industry and industrial customers, primarily in the Southeast and mid-Atlantic regions of the United States and Texas.
For additional information on our results, please refer to our filings with the Securities and Exchange Commission which can be found on the Company’s website at http://www.goldfieldcorp.com.

Forward-Looking Statements
This press release includes forward-looking statements within the meaning of the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995 throughout this document. You can identify these statements by forward-looking words such as “may,” “will,” “expect,” “anticipate,” “believe,” “estimate,” “plan,” and “continue” or similar words. We have based these statements on our current expectations about future events. Although we believe that our expectations reflected in or suggested by our forward-looking statements are reasonable, we cannot assure you that these expectations will be achieved. Our actual results may differ materially from what we currently expect. Factors that may affect the results of our operations include, among others: the level of construction activities by public utilities; the concentration of revenue from a limited number of utility customers; the loss of one or more significant customers; the timing and duration of construction projects for which we are engaged; our ability to estimate accurately with respect to fixed price construction contracts; and heightened competition in the electrical construction field, including intensification of price competition. Other factors that may affect the results of our operations include, among others: adverse weather; natural disasters; effects of climate changes; changes in generally accepted accounting principles; ability to obtain necessary permits from regulatory agencies; our ability to maintain or increase historical revenue and profit margins; general economic conditions, both nationally and in our region; adverse legislation or regulations; availability of skilled construction labor and materials and material increases in labor and material costs; and our ability to obtain additional and/or renew financing. Other important factors which could cause our actual results to differ materially from the forward-looking statements in this press release are detailed in the Company’s Risk Factors and Management’s Discussion and Analysis of Financial Condition and Results of Operation sections of our Annual Report on Form 10-K and Goldfield’s other filings with the Securities and Exchange Commission, which are available on Goldfield’s website: http://www.goldfieldcorp.com. We may not update these forward-looking statements, even in the event that our situation changes in the future, except as required by law.
For further information, please contact:
The Goldfield Corporation
Contact: Kristine Walczak
Phone: (312) 780-7205
Email: kwalczak@dresnerco.com